Exhibit 10.4


                                  NEOSTEM, INC.
                              420 Lexingnton Avenue
                                    Suite 450
                            New York, New York 11747
                                  212.584.4180


January 26, 2007

Ms. Catherine M. Vaczy
140 East 28th Street
Apartment #11C
New York, New York  10016

Dear Ms. Vaczy:

     Reference is made to your employment agreement with the Company dated as of April 20, 2005 (the "Original Agreement") pursuant to which you serve as the Vice President and General Counsel ("General Counsel") of NeoStem, Inc. (the "Company").

     You and the Company have agreed to enter into a new agreement (the "Agreement") that will supercede the Original Agreement and govern the terms of your employment by the Company. Accordingly, the terms hereof shall govern your employment by the Company and the Original Agreement shall cease to be effective as of the execution hereof. As you know, the Company is a public company engaged in the collection, processing and storage of adult stem cells. As General Counsel, you will be responsible for overseeing the Company's legal affairs, including assisting the Company (i) in fund raising activities; (ii) with Securities and Exchange Commission and other securities filings; (iii) expanding the Company's intellectual property portfolio; and (iv) in developing other strategic alliances You shall report to the Chief Executive Officer ("CEO").

     This Letter Agreement shall be effective as of the date first above written (the "Commencement Date") and shall continue through December 31, 2008, unless earlier terminated as provided hereunder (the "Term"). For all services rendered by you in any capacity hereunder during the Term, you shall be entitled to a minimum annual salary of $150,000 during calendar year 2007 and a minimum annual salary of $172,500 during calendar year 2008 payable within normal payroll practices for executives of the Company.

     Your employment with the Company shall automatically terminate upon your death or Disability (as defined below). The Company may terminate your employment prior to the end of the Term with or without Cause (as defined below) immediately upon written notice to you. You may terminate your employment upon thirty (30) days' prior written notice to the Company. For purposes of this Letter Agreement, the terms set forth below shall have the meanings ascribed to them below:

     "Cause" shall mean (i) willful engaging by you in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; (ii) your refusal to attempt to perform your obligations under this Letter Agreement (other than resulting from illness or incapacity) which is materially and demonstrably injurious to the Company which is not cured to the reasonable satisfaction of the Company within fifteen (15) business days after notice thereof; (iii) your conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendre with respect to, any crime other than a traffic violation or infraction which is a misdemeanor; or (iv) material breach by you of any of your agreements in this Letter Agreement which is not cured to the reasonable satisfaction of the Company within fifteen (15) business days after notice thereof.

     "Disability" shall mean your inability to perform the essential functions of your duties and responsibilities to the Company by reason of a physical or mental disability or infirmity, which inability has continued for a period of more than six (6) consecutive months, or for a period aggregating more than six
(6) months, whether or not continuous, during any nine (9) month period.


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     "Good Reason" shall mean (i) the Company's reassignment of your base of operations outside of the New York metropolitan area without your consent, (ii) the material reduction by the Company of your duties during the Term, (iii) the Company's material breach of the Company's obligations under this Letter Agreement or the Promissory Note or Stock Purchase Agreement, (iv) the Company not continuing to retain you as General Counsel during the Term, (v) your ceasing to report to the CEO of the Company, or (iv) the departure of Robin L. Smith as CEO of the Company.

     In the event your employment is terminated prior to the end of the Term due to your death or Disability, by the Company with or without Cause or upon your resignation from your position as General Counsel for any reason, earned but unpaid cash compensation, including any accrued salary, and unreimbursed expenses due as of the date of such termination (the "Employment Termination Date") shall be payable in full. In addition, in the event your employment is terminated prior to the end of the Term for any of the reasons identified in the preceding sentence other than by the Company with Cause or you without Good Reason, you or your executor of your last will or the duly authorized administrator of your estate, as applicable, will be entitled to receive severance payments equal to $187,550 in the event the Employment Termination Date is during 2007 and $215,700 in the event the Employment Termination Date is during 2008, in each case paid in accordance with the Company's standard payroll practices for executives of the Company; provided, however that such payments shall in no event exceed the remaining salary payments payable to you for the remainder of the Term . In addition, in the event your employment is terminated prior to the end of the Term by the Company without Cause or by you for Good Reason, all Options granted to you by the Company shall vest and become immediately exercisable in their entirety and remain exercisable in accordance with their terms. A release of the Company in satisfactory and customary form shall be provided by you prior to the making of severance payments. No other payments shall be made, nor benefits provided, by the Company in connection with the termination of employment prior to the end of the Term, except as otherwise required by law.

     The Company shall pay or reimburse you for all reasonable travel or other expenses (including, without limitation, digital subscriber line (DSL), car (at $1,000 per month), cell phone, professional licenses and health insurance expenses) incurred by you in connection with the performance of your duties and obligations under this Letter Agreement, subject to your presentation of appropriate vouchers in accordance with such procedures as the Company may from time to time establish (including any procedures established to preserve any deductions for Federal income taxation purposes to which the Company may be entitled). You shall also be eligible to participate in any incentive and employee benefit plans or programs which may be offered by the Company and in all other plans in which the Company executives participate and shall be entitled to vacations in accordance with the policy of the Company with respect to its senior management, in effect from time to time.

     The Company shall indemnify you and hold you harmless from and against any claim, liability and expense (including, without limitation, reasonable attorney fees) made against or incurred by you in connection with your employment by the Company, in a manner and to an extent that is not less favorable to you as the indemnification protection that is afforded by the Company to any other senior officer or director and that is consistent with industry custom and standards.

     You shall also receive a cash bonus upon the occurrence of each of the milestones (each, a "Milestone") set forth below. The amount of the cash bonus shall be as set forth after each of the respective Milestones:
     (i) upon the closing of the Company's current financing ($5,000)
     (ii) upon the next registration statement (other than a Form S-8) being declared effective by the Securities and Exchange Commission ($7,500).

     You shall be eligible for cash bonuses for other tasks and responsibilities as mutually agreed, such as foundation legal counsel, all as approved by the Compensation Committee of the Board of Directors. No later than December 31, 2007, you and the CEO shall discuss and agree on milestones for 2008 pursuant to which you will be eligible to receive cash bonuses during 2008 and the CEO shall recommend such agreed upon milestones to the Compensation Committee of the Board of Directors at their next meeting for their vote thereon. You shall be eligible for additional cash bonuses as approved by the Compensation Committee of the Board of Directors from time to time.

     It is acknowledged that on December 5, 2006, the Compensation Committee of the Board of Directors awarded to you the following under the EPP:

     (i) a Common Stock award of 100,000 shares of Common Stock that are fully vested;

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     (ii) an option to purchase 50,000 shares of Common Stock that vests on the closing of the next financing; provided gross proceeds are no less than $4,000,000;

     (iii) an option to purchase 100,000 shares of Common Stock that vests upon the next registration statement (other than a Form S-8) being declared effective by the Securities and Exchange Commission.

The options described in (ii) and (iii) have an exercise price equal to the closing price of the Common Stock on the date of grant, shall vest as set forth above and shall remain exercisable as to any vested portion thereof in accordance with the terms of the EPP notwithstanding your termination of employment. In addition, at the discretion of the Board of Directors (or its applicable committee), you shall be entitled to receive further grants of stock options, subject to the terms of the 2003 EPP.

     You acknowledge that you have executed and it remains in full force and effect the Company's standard Employee Confidentiality, Invention Assignment and Non-Compete Agreement.

     You hereby represent and warrant that (i) you have the legal capacity to execute and perform this Letter Agreement, (ii) this Letter Agreement is a valid and binding agreement enforceable against you according to its terms, (iii) the execution and performance of this Letter Agreement does not violate the terms of any existing agreement or understanding to which you are a party or by which you may be bound and (iv) you have, and will, maintain during the Term, all requisite licenses, permits and approvals necessary to perform the duties of General Counsel set forth herein.

     This Letter Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law principles thereof. Any claim, controversy or dispute between the parties hereto, arising out of, relating to, or in connection with this Letter Agreement or any aspect of your services to the Company hereunder, including but not limited to the termination of this Letter Agreement and any and all claims in tort or contract, shall be submitted to arbitration in Melville, New York, pursuant to the American Arbitration Association ("AAA") National Arbitration Rules for the Resolution of Employment Disputes. This provision shall apply to claims against the Company and/or its affiliates and their respective current or former employees, agents, managers, officers and/or directors. Any issue about whether a claim is covered by this Letter Agreement shall be determined by the arbitrator. There shall be one arbitrator, who (a) shall be chosen from a panel provided by the AAA and who shall apply the substantive law of the State of New York, (b) may award injunctive relief or any other remedy available from a judge, including attorney fees and costs to the prevailing party, and (c) shall not have the power to award punitive damages. Judicial review of the arbitrator's award shall be strictly limited to the issue of whether said award was obtained through fraud, corruption or misconduct.

     This Letter Agreement shall be binding upon, and shall inure to the benefit of, the Company and you and its and your respective permitted successors, assigns, heirs, beneficiaries and representatives. This Letter Agreement is personal to you and may not be assigned by you without the prior written consent of the Company. Any attempted assignment in violation of this paragraph shall be null and void. This Letter Agreement shall constitute the entire agreement among the parties with respect to the matters covered hereby and shall supersede all previous written, oral or implied understandings among them with respect to such matters.

     We are excited about your involvement with the Company and look forward to a long and mutually rewarding scientific and business relationship.

     For our records, I would appreciate your countersigning the attached copy of this Letter Agreement and returning the same to me at your earliest convenience.
                                                         Sincerely,

                                                         NEOSTEM, INC.
                                                         By: /s/ Robin L. Smith
                                                             Robin L. Smith, CEO

Accepted and agreed to:
/s/ Catherine M. Vaczy
Catherine M. Vaczy

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